Exhibit A

DEMAND PROMISSORY NOTE

$240,000 April 1, 2008

For Value Received, HORNE INTERNATIONAL, Inc. (“Company”), hereby promises to pay to the order of DARRYL K. HORNE (the “Lender”), in lawful money of the United States of America and in immediately available funds, the principal sum of Two Hundred and Forty Thousand Dollars ($240,000) (the “Note”), due and payable on demand and in the manner set forth below.

1. Repayment. The outstanding principal balance of this Note, together with interest with respect thereto, shall be due and payable in full upon Lender’s demand. Company may prepay this Note at any time without penalty.

2. Interest Rate. Interest shall accrue on any unpaid principal at the rate of eight percent (8%) per annum (computed on a 365-day period) and shall become payable on a quarterly basis beginning July 1, 2008.

3. Place of Payment. All amounts payable hereunder shall be payable as follows: Darryl K. Horne at 2677 Prosperity Avenue, Suite 300, Fairfax, Virginia 22031, unless another place of payment shall be specified in writing by Lender.

4. Application of Payments. All payments shall be applied first to accrued interest, fees, costs and expenses then due and the remainder to principal.

5. Waiver. Company waives presentment and demand for payment, notice of dishonor, protest and notice of protest of this Note, and shall pay all costs of collection when incurred, including, without limitation, reasonable attorneys’ fees, costs and other expenses. The right to plead any and all statutes of limitations as a defense to any demands hereunder is hereby waived to the full extent permitted by law.

6. Notice. All notices required or permitted hereunder shall be in writing and shall be deemed effectively give: (a) upon personal delivery to the party to be notified, (b) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (c) one (1) day after deposit with a nationally-recognized overnight courier, specifying next day delivery, with written verification of receipt. All communication shall be sent to Company at the address set forth on the signature page to this Note and to Lender at the address set forth in Section 3 above or at such other address as Company or Lender may designate by ten (10) days advance written notice to the other party hereto.

7. Governing Law; Jurisdiction. This Note shall be governed in all respects by the laws of the State of Delaware as such laws are applied to agreements between Delaware residents entered into and performed entirely in Delaware. Company submits to the exclusive jurisdiction of the state and federal courts located in the State of Delaware. If action is instituted to collect on this Note, Borrower promises to pay all costs and expenses, including reasonable attorney’s fees, incurred in connection with such action.

8. Miscellaneous. The provisions of this Note shall inure to the benefit of and be binding on any successor to Company and shall extend to any holder hereof. This Note may not be amended or modified, nor may any of its terms be waived, except by written instruments signed by Company and Lender. If any provision of this Note is determined to be invalid, illegal or unenforceable, in whole or in part, the validity, legality and enforceability of any of the remaining provisions or portions of this Note shall not in any way be affected or impaired thereby and this Note shall nevertheless be binding between Company and Lender.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed and delivered as of the date first above written.

Horne International, Inc.

Name: Michael M. Megless

Title: Chief Financial Officer

Address:

2677 Prosperity Avenue, Suite 300

Fairfax, VA 22103

Date of Note:	April 1, 2008
Lender:	Darryl K. Horne
Principal Amount:	$240,000